Exhibit (a)(31)

All Employee Annual Meeting Update Letter

Subject: Southwest Gas Holdings Updates and Important Information for Employees Who Are Stockholders

As you may be aware, Southwest Gas Holdings (“Southwest Gas” or “Company”) has recently gained the attention of an activist investor, Carl Icahn. Over the last several months, you may have already seen Southwest Gas press releases and read news about Mr. Icahn wanting to gain control of Southwest Gas by offering to purchase all the stock he does not currently own. Mr. Icahn also wishes to replace our entire Board of Directors with individuals he has personally selected through a proxy contest where stockholders vote to elect the board members. For those who wish to know more about Southwest Gas’ response to Mr. Icahn’s unsolicited offer to gain control of the Company, please visit www.SWXBuildingValue.com.

Southwest Gas made strategic moves to continue to position the Company for growth, unlocking value and benefits for stockholders. First, Southwest Gas acquired Dominion Energy Questar Pipeline, now MountainWest Pipelines. Then, after thorough analysis and preparation, Southwest Gas announced the separation of Centuri Group into an independent company. With the acquisition of MountainWest Pipelines and separation of Centuri, Southwest Gas is positioned for continued success as a fully regulated natural gas business and poised for growth as a leader in the nation’s energy transition.

We appreciate your steadfast commitment to providing our customers with reliable and excellent service with an impressive focus on safety and quality. Please know the Board of Directors and Company leaders have our employees, customers, communities and stockholders in mind when making any strategic decisions. Your trust in us is important and greatly appreciated.

For those of you who are stockholders in Southwest Gas, you are likely aware the Annual Meeting of Stockholders is coming up. If you are a Southwest Gas stockholder, it’s important that you understand that this year is different than other years and your vote this year is even more crucial. Please support the Southwest Gas Board and management team by voting “FOR ALL” of the Board’s nominees on the WHITE proxy card that you will be receiving in the near future. Mr. Icahn may send you proxy materials with a gold proxy card – and we strongly urge you NOT to vote using any gold proxy card because only the latest-dated proxy card will count. Please refer to the instructions below for details on how to vote using your WHITE proxy card.

On behalf of the Southwest Gas Board and management team, we sincerely appreciate your support. Thank you.

HOW TO VOTE – Please read the following carefully if you need assistance voting your stock in Southwest Gas:

If you own Southwest Gas stock, please watch your mailbox in the coming weeks for voting materials, including the WHITE proxy card, the Southwest Gas proxy statement and annual report. Your vote is important, no matter how many shares you own – and voting is quick and easy. Here are a few tips:

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Locate the WHITE proxy card in your proxy package. You may vote by telephone or online by locating the Control Number and following the easy instructions. Alternatively, you may vote by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided. You may simply discard any proxy materials from Carl Icahn containing the gold proxy card.

•	If you receive proxy information by email, you may vote by pressing the WHITE “VOTE NOW” button in the email.

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Importantly, only your latest-dated proxy counts. That means that if you inadvertently vote using the Icahn Group’s gold proxy card, you can change your vote by voting again using the WHITE proxy card. If you are not sure whether you have voted using the WHITE proxy card, there is no harm in voting again. Again, only your last proxy counts.

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If you hold Southwest Gas shares in more than one account (e.g., in your name or through a personal bank or brokerage account), you’ll receive separate WHITE proxy cards or voting instruction forms for each account. To ensure all your shares are represented, please submit a vote for each account in which you hold shares.

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If you have any additional questions or need assistance in voting your shares, please call the Southwest Gas proxy solicitor, Innisfree M&A Incorporated, 1 (877) 825-8621 (toll-free from the U.S. and Canada) or +1 (412) 232-3651 (from other locations).

How to Find Further Information

In connection with the Annual Meeting, Southwest Gas Holdings, Inc. (the “Company”) has filed a definitive proxy statement with the U.S. Securities and Exchange Commission (“SEC”), which the Company has furnished to its stockholders in connection with the Annual Meeting. The Company may furnish additional materials in connection with the Annual Meeting. BEFORE MAKING ANY VOTING DECISION, WE URGE STOCKHOLDERS TO READ THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND WHITE PROXY CARD AND OTHER DOCUMENTS WHEN SUCH INFORMATION IS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE ANNUAL MEETING. The proposals for the Annual Meeting are being made solely through the definitive proxy statement. In addition, a copy of the definitive proxy statement may be obtained free of charge from www.swgasholdings.com/proxymaterials. Security holders also may obtain, free of charge, copies of the proxy statement and any other documents filed by Company with the SEC in connection with the Annual Meeting at the SEC’s website at http://www.sec.gov, and at the Company’s website at www.swgasholdings.com.

Important Information for Investors and Stockholders: This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. In response to the tender offer for the shares of the Company commenced by IEP Utility Holdings LLC and Icahn Enterprises Holdings L.P., the Company has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC. INVESTORS AND STOCKHOLDERS OF SOUTHWEST GAS HOLDINGS ARE URGED TO READ THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a copy of these documents free of charge at the SEC’s website at www.sec.gov, and at the Company’s website at www.swgasholdings.com. In addition, copies of these materials may be requested from the Company’s information agent, Innisfree M&A Incorporated, toll-free at (877) 825-8621.

Forward-Looking Statements: This communication contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, without limitation, statements regarding Southwest Gas Holdings, Inc. (the “Company”) and the Company’s expectations or intentions regarding the future. These forward-looking statements can often be identified by the use of words such as “will”, “predict”, “continue”, “forecast”, “expect”, “believe”, “anticipate”, “outlook”, “could”, “target”, “project”, “intend”, “plan”, “seek”, “estimate”, “should”, “may” and “assume”, as well as variations of such words and similar expressions referring to the future, and include (without limitation) statements regarding expectations with respect to a separation of Centuri, the future performance of Centuri, Southwest Gas’s dividend ratios and Southwest Gas’s future performance. A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, the timing and amount of rate relief, changes in rate design, customer growth rates, the effects of regulation/deregulation, tax reform and related regulatory decisions, the impacts of construction activity at Centuri, whether we will separate Centuri within the anticipated timeframe and the impact to our results of operations and financial position from the separation, the potential for, and the impact of, a credit rating downgrade, the costs to integrate MountainWest, future earnings trends, inflation, sufficiency of labor markets and similar resources, seasonal patterns, the cost and management attention for ongoing litigation that the Company is currently engaged in, the effects of the pending tender offer and proxy contest brought by Carl Icahn and his affiliates, and the impacts of stock market volatility. In addition, the Company can provide no assurance that its discussions about future operating margin, operating income, COLI earnings, interest expense, and capital expenditures of the natural gas distribution segment will occur. Likewise, the Company can provide no assurance that discussions regarding utility infrastructure services segment revenues, EBITDA as a percentage of revenue, and interest expense will transpire, nor assurance regarding acquisitions or their impacts, including management’s plans or expectations related thereto, including with regard to Riggs Distler or MountainWest. Factors that could cause actual results to differ also include (without limitation) those discussed under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in the Company’s and Southwest Gas Corporation’s current and periodic reports, including our Quarterly Reports on Form 10-Q, filed from time to time with the SEC. The statements in this communication are made as of the date of this communication, even if subsequently made available by the Company on its Web site or otherwise. The Company does not assume any obligation to update the forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise.

Participants in the Solicitation: The directors and officers of the Company may be deemed to be participants in the solicitation of proxies in connection with the Annual Meeting. Information regarding the Company’s directors and officers and their respective interests in the Company by security holdings or otherwise is available in its most recent Annual Report on Form 10-K filed with the SEC and the recent definitive Proxy Statement on Schedule 14A filed with the SEC in connection with the Annual Meeting. Additional information regarding the interests of such potential participants is included in the proxy statement for the Annual Meeting and other relevant materials to be filed with the SEC.